Exhibit 10.1

E*TRADE FINANCIAL SWEEP DEPOSIT ACCOUNT

BROKERAGE AND SERVICING AGREEMENT

E*TRADE FINANCIAL SWEEP DEPOSIT ACCOUNT BROKERAGE AND SERVICING AGREEMENT, dated as of September 12, 2003 (“Agreement”), between E*TRADE Bank, a federal savings bank organized under the laws of the United States (the “Depository Institution”) and E*TRADE Clearing LLC, a clearing broker-dealer organized under the laws of Delaware (“Broker”).

WHEREAS, the Depository Institution desires to establish from time to time deposit accounts (including interest-bearing transaction accounts as permitted under 12 C.F.R. § 204.2(b)(3) for those persons eligible to own NOW accounts (“NOW Accounts”), and money market deposit accounts or “MMDAs” as that term is defined in 12 C.F.R. § 204.2(d)(2)) (and at some future date, non-interest bearing transaction accounts (“Business Transaction Accounts”) for those persons that are not eligible to own NOW Accounts) as authorized by applicable regulations and on the terms and conditions hereinafter provided (each such account individually an “Account” and all such accounts collectively the “Accounts”);

WHEREAS, Broker is willing to act as agent for (i) its customers and (ii) customers of broker-dealers (“Approved Brokers”) whose accounts Broker carries on a fully disclosed basis (all such customers being referred to herein as “Customers”);

WHEREAS, Depository Institution and Broker desire to establish the NOW accounts through one omnibus account, and MMDAs through a second omnibus account (and at some future date, Business Transaction Accounts through a third omnibus account,) (each, an “Omnibus Account”), with portions of the subaccounting regarding the individual Customer NOW accounts and MMDAs to be performed on the Depository Institution’s behalf by Broker as agent; and

WHEREAS, Broker will add MMDA and NOW Accounts as cash sweep vehicles for its Customer brokerage accounts and sweep available customer uninvested cash balances and proceeds from the sales of securities (including, but not limited to, sales, redemptions, and dividends) (“Funds”) in Customer brokerage accounts into Customer Accounts (a NOW Account paired with an MMDA Account and linked to a brokerage account is referred to herein as a “Sweep Deposit Account”) maintained at Depository Institution on a daily basis, depending on the amount of the Funds and according to a periodic sweep schedule mutually agreed upon by Broker and Depository Institution;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Depository Institution and Broker agree as follows:

1. Role of Broker. The Depository Institution hereby acknowledges that Broker will bring the availability of the Accounts to the attention of Customers either directly or through an Approved Broker. Unless expressly provided to the contrary herein, in all actions taken by Broker hereunder with respect to the Accounts it is understood that Broker shall be acting as agent for Customers.

2. Establishment of Accounts. (a) During the term of this Agreement, the Depository Institution agrees to accept deposits from, and establish Accounts for, Customers in the amounts remitted to the Depository Institution by Broker, as agent for Customers; provided that no Sweep Deposit Account shall be established at the Depository Institution if after giving effect to the deposit the aggregate amount of funds on deposit in all Sweep Deposit Accounts established for that category of Account with the Depository Institution hereunder would exceed the amount specified from time to time by Depository Institution by written notice to Broker (it being understood that once a Customer establishes a Sweep Deposit Account with the Depository Institution, the Depository Institution will accept all additional funds remitted to the Depository Institution by Broker, as agent for the Customer, for deposit to such Account). Each of the customer NOW Accounts will be linked to an MMDA in the name of the same customer, and the linked deposit accounts operated together as subaccounts that comprise a single Sweep Deposit Account made available to Broker’s eligible customers as a cash sweep option for holding available cash balances in the customer’s brokerage account.

(b) Broker, as agent for the Customer, will remit to the Depository Institution (i) the amount of a Customer’s initial deposit to its Account and (ii) the amount of any subsequent deposits by such Customer to its Account. Broker may notify the Depository Institution of any initial deposits and subsequent deposits to Accounts in the form of a Notice of Net Withdrawal or Net Deposit (“Notice of Net W/D”) for the Sweep Deposit Accounts. By the Depository Institution’s acceptance of such notice, the Depository Institution shall be deemed to have made the representations contained thereon. Each Business Day, the Depository Institution shall transfer to Broker the net amount of all withdrawals less new deposits specified in the Notice of Net Withdrawal for Sweep Deposit Accounts, and Broker shall transfer to Depository Institution the net amount of all deposits less withdrawals specified in the Notice of Net Deposit for Sweep Deposit Accounts with actual wire transfer of funds (or such other method of transfer as may be mutually agreed upon by the parties). The Depository Institution shall debit or credit, as appropriate, the Omnibus Accounts with the amounts thereto as of the date of receipt by the Depository Institution from Broker of the funds in respect of such deposit.

(c) No minimum initial deposit will be required to establish an Account. If withdrawals from a Customer’s Account cause the deposit balance therein to be reduced to zero, the Depository Institution shall nevertheless continue to maintain the Account unless Broker notifies the Depository Institution that the Customer has instructed Broker to close the Account.

(d) Depository Institution will monitor each Customer’s MMDA for conformity with the monthly transaction limits applicable to MMDA Accounts under Regulation D (12 C.F.R. § 204), use a commercially available computer algorithm for determining a portion of the Customer balance to keep in the NOW Account and periodically rebalance this amount to optimize the balances in the two linked customer Deposit Accounts, and transfer the balances in those Customer MMDA Accounts exceeding transaction limits to the associated customer NOW Accounts for the relevant month in a manner consistent with interpretations of the Federal Reserve Board (and transfer back to the associated MMDA account for the commencement of the next month), and notify the Broker of the aggregate balances of the Accounts that are in NOW Accounts and the aggregate balances of Accounts that are in MMDA Accounts, and the Depository Institution shall calculate, report and maintain required reserves. For purposes of this Section 2, “month” or “monthly” may mean a calendar month or a monthly statement cycle (which might not correspond to a calendar month) as appropriate to conform to Regulation D requirements.

The term “Business Day” shall mean a day on which Broker and the Depository Institution are open for business, except with respect to the determination of the LIBOR Rate, in which case a Business Day shall mean a day on which banks in The City of London are open for business.

(e) Depository Institution shall administer Customer Accounts in accordance with the following procedures: For most purposes, a Customer Account will be considered as one account having one account number. For internal Depository Institution accounting purposes, however, a Customer Account will be treated as one Account consisting of two separate sub-accounts. One will be a transaction account designated as “NOW Sub-Account,” and the other will be a savings account designated as “MMDA Sub-Account.” (In the future, for Customers that are not eligible under the Federal Deposit Insurance Act to own a NOW Account, the transactions contemplated herein between a NOW Account and an MMDA Account will instead be conducted through a Business Transaction Account and an MMDA Account established in the Customer’s name).

For regulatory purposes, the NOW Sub-Account will be classified as an account from which an unlimited number of transfers of funds may be made. The MMDA Sub-Account, however, will be classified as a “time” deposit in which the number of transfers from the account is limited to six (6) per statement cycle. The regulatory limitation on transfers from the MMDA Sub-Account during a statement cycle will be the determining factor for the procedure for transfers between the sub-accounts described below.

Funds on deposit in the MMDA Sub-Account will be optimized during each monthly statement cycle by automatic transfers between the NOW Sub-Account and the MMDA Sub-Account. In order to accomplish this goal, Depository Institution will use a commercially available computer algorithm for determining a portion of the Customer balance to keep in the NOW Account and periodically rebalance this amount to optimize the balances in the two linked customer Deposit Accounts, and until such time in each monthly statement cycle that a total of six (6) withdrawals or transfers have been made from the MMDA Sub-Account back to the NOW Sub-Account to cover withdrawals made from the NOW Sub-Account. Upon the sixth withdrawal or transfer from a Customer’s MMDA Sub-Account to the NOW Sub-Account (excluding those transactions that are not subject under Regulation D to the six-transaction limit) the balance in the Customer’s MMDA Sub-Account will be transferred by Depository Institution to the Customer’s NOW Sub-Account and no further such withdrawals or transfers will be made from the Customer’s MMDA Sub-Account until the beginning of the next monthly statement cycle.

The Target Balance will be the designated balance (to be identified using commercial available software selected by Depository Institution for this purpose) that will be maintained in the NOW Sub-Account when possible by automatic transfer of funds from the MMDA Sub-Account. The Target Balance may change from time to time without notice to the customer. All transfers of funds between the sub-accounts will be made automatically by Depository Institution. The Customer will notice no change in the Account as a result of these transfers. The structure of the Account will have no impact on FDIC insurance.

The balance in the NOW Omnibus Account shall be determined by the Depository Institution as the sum of the balances in the NOW Sub-Accounts. The balance in the MMDA Omnibus Account shall be determined by the Depository Institution as the sum of the balances in the MMDA Sub-Accounts.

3. Fee to Broker. In consideration of Broker’s services hereunder, the Depository Institution agrees to pay Broker fees that shall be agreed upon by Broker and the Depository Institution from time to time. Such fees shall not be due or payable until such time as the board of directors of the Depository Institution has approved the fee structure under this agreement in conformity with the requirements of the affiliate transaction policies and procedures of the Depository Institution. Such fees shall be payable monthly on such day as Depository Institution shall designate in respect of the average daily balance of all MMDA Accounts and in respect of the average daily balance of all NOW Accounts for such month. Broker may, in its sole discretion, pay all or any portion of its fee with respect to any Customer’s Account to any Approved Broker. Any fees paid by the Depository Institution to Broker pursuant to this provision shall comply in all respects with Section 23B of the Federal Reserve Act, 12 U.S.C. § 371c-1, Regulation W as promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 223, and 12 C.F.R. § 563.42 and shall be subject to periodic review and revision by mutual agreement of the Depository Institution and Broker to ensure such compliance.

4. Interest Rate. The Depository Institution shall pay interest to the Customers’ respective Accounts on the amount on deposit in a NOW Account and in an MMDA Account at a rate per annum determined from time to time by the Depository Institution, calculated according to the methods established in the form of depositary agreement and truth-in-savings disclosure in use at the Depository Institution.

5. Book-Entry. (a) Customer Accounts established at the Depository Institution pursuant to this Agreement shall be established in book-entry form only. Each Customer Account established at the Depository Institution shall (i) have a separate account number on the account records of the Depository Institution maintained by the Broker and Depository Institution and (ii) be included in an Omnibus Account registered on the books and records of the Depository Institution as follows: “E*TRADE Clearing LLC, as agent and nominee for others, including trusts, pension and retirement plans and accounts, custodians, fiduciaries, or agents and nominees for other persons.” There shall be two such Omnibus Accounts, one for NOW Accounts, and the other for MMDA Accounts. Broker, acting as agent and record-keeper of the Depository Institution, shall be responsible for assigning a separate Account number for each Customer Account, and maintaining all books and records in respect of the Account (other than Sub-Account information, which shall be maintained by the Depository Institution), including the Account title, address, ownership, signatory power, social security number or other tax identification number, and the crediting of interest from the Omnibus Account to each Account, and all deposits, withdrawals and other transactions, in each Account. Broker shall maintain such Account records on Depository Institution’s behalf at a location or locations mutually agreed on from time to time by the parties hereto, and shall make such records available upon request to the Depository Institution, the Office of Thrift Supervision, the FDIC and the examiners of other state and federal banking agencies that have supervisory jurisdiction over the Depository Institution.

(b) Promptly upon establishment of an Account, the Depository Institution and Broker will communicate (electronically or otherwise) information regarding the establishment of the Account and the registration of such Account on the books and records of the Depository Institution as set forth in Section 5(a) above.

(c) If a Customer terminates its brokerage account relationship with Broker but instructs Broker that it wishes to maintain the deposit account with Depository Institution, and Broker shall so advise the Depository Institution, the Depository Institution shall register the Customer’s Account on the books and records of the Depository Institution in the name of the Customer provided that Broker shall have furnished the Depository Institution with confirmation of the Customer’s instructions. To facilitate such registration in the name of the Customer, Broker shall reasonably cooperate with the Depository Institution in establishing the identity of any Customer that terminates its brokerage account relationship with Broker, including without limitation, the name, address and taxpayer identification number of such Customer. Upon registration of an Account in the name of a Customer, the provisions of this Agreement shall no longer govern the terms of such Account and the Depository Institution shall deal with the Customer directly with respect to such Account.

(d) So long as an Account is registered in the name of Broker as agent for a Customer, Broker will, as the Depository Institution’s record keeper, maintain the following account details for such Account. Broker shall maintain records on behalf of the Depository Institution reflecting (i) an account number for each Customer that established an Account at the Depository Institution, (ii) the dollar amount of each Account established at the Depository Institution on each day during the preceding calendar month, and (iii) the aggregate amount of deposits and withdrawals from the Accounts at the Depository Institution on each day during the preceding calendar month. Subject to compliance with Section 18 hereof, Broker shall promptly make such records available upon request to the Depository Institution, the FDIC or Office of Thrift Supervision.

(e) Broker shall maintain on its records the name, address and taxpayer identification number of each Customer that has established an Account at the Depository Institution.

6. Restrictions on Account Transfers and Withdrawals. (a) Broker will handle the process of arranging for issuance of checks for brokerage accounts linked to Sweep Deposit Accounts, which checks may be cleared through a third-party bank or the Depository Institution as agreed from time-to-time between Broker and Depository Institution. No checks shall be furnished by the Depository Institution to the Customers for check writing purposes without the prior written approval of Broker on an Account-by-Account basis.

(b) All withdrawals from an Account of a Customer shall be effected by Broker, as agent and messenger for the Customer. Broker, as agent for a Customer, may make an unlimited number of withdrawals from such Customer’s Account to satisfy obligations of the Customer in connection with the Customer’s brokerage account.

7. Disclosure. (a) The Depository Institution shall provide Broker with all disclosure information that the Depository Institution is required by federal or applicable state banking law to provide to depositors establishing Accounts directly with the Depository Institution and shall advise Broker from time to time concerning such disclosure information. In making the Accounts available, Broker shall directly or through an Approved Broker supply to Customers materials that shall contain information with respect to Accounts, including the Account agreement and terms in a form and format approved by Depository Institution and any information furnished to Broker by the Depository Institution that the Depository Institution informs Broker is required by law to be disclosed. Broker shall not have any responsibility for an omission on the part of the Depository Institution to notify Broker, or for any delay by the Depository Institution in notifying Broker, unless such delay is caused by Broker’s negligent act or negligent omission to act, of any disclosure that the Depository Institution advises Broker is required by applicable law or regulation.

(b) Broker shall provide the Customer with information regarding the date of the initial deposit to the Account, the name of the Depository Institution, and the fact that Broker, or Broker and the Approved Broker, may receive from the Depository Institution a fee for providing the services contemplated by this Agreement. The information may be furnished by Broker in the form of a trade confirmation, a monthly customer transaction statement, or other reasonable means; provided, however, that quarterly statements may be provided if there are no transactions in the Customer’s Account during the first two months of a particular quarter.

(c) Broker shall provide each Customer with a monthly transaction statement in a form and format acceptable to the Depository Institution that shall reflect all activity in such Customer’s Account during the previous interest period, the closing balance of the Account at the end of the previous interest period, and the amount of interest earned on funds in the Account during the previous interest period; provided, however, that quarterly statements may be provided if there are no transactions in the Customer’s Account during the first two months of a particular quarter.

8. Reservation of Notice Before Withdrawal or Transfer. The Depository Institution reserves the right to require seven days’ prior notice before allowing a withdrawal or transfer from a NOW or MMDA Account established pursuant to this Agreement.

9. Representations and Warranties and Covenants of Broker. Broker represents and warrants to and covenants with the Depositary Institution as follows:

(a) Broker is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Broker has full corporate power to execute, deliver and perform this Agreement.

(c) This Agreement constitutes a legal, valid and binding obligation of Broker enforceable against Broker in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(d) Broker agrees to comply with any federal, state or local tax information or other reporting requirements applicable to Broker in connection with Accounts established in the name of Broker as agent for Customers as such information is reported to Broker by the Depository Institution. In the event that any amounts payable with respect to the Accounts become subject to any federal, state or local income tax withholding provisions, Broker agrees to comply with any provisions of such law requiring Broker to maintain information sufficient to meet reporting requirements under the applicable tax law or to withhold any amounts in respect of Accounts established in the name of Broker as agent for Customers.

(e) Broker will make available to each Customer who establishes an Account all information and disclosure statements required under the Truth in Savings Act and 12 C.F.R. §§ 230; 330.14(h) or any successor statutes or regulations thereto, or applicable state laws as directed and provided by the Depository Institution.

(f) Broker shall file any required currency transaction reports in respect of Accounts and shall take reasonable steps to ensure that the funds received from Customers and deposited in the Accounts do not constitute the proceeds from activities that would be subject to Federal money laundering statutes and regulations applicable to banks or broker-dealers and shall obtain the customer information and create and maintain records in respect of the Accounts as required by 12 U.S.C. § 1829(b), the USA Patriot Act of 2001, Treasury Department Regulations and other applicable laws. Broker shall have in place and adhere to comprehensive anti-money laundering and customer identification policies and procedures as required by applicable law and self-regulatory organization rules. Broker shall verify the identity of each of its Customers who establishes an Account, in conformity to such requirements and shall conduct an appropriate screen of such Customers as required by applicable laws and SRO rules. Broker shall certify to Depository Institution not less than annually its conformity to such requirements.

(g) Broker is the authorized representative, agent (or sub-agent) and nominee (or sub-nominee) for each of the Customers for whom an Account is established and carried on the books and records required herein, and is authorized to give the Depository Institution instructions on behalf of the Customer and with respect to the Account; and the Depository Institution may conclusively rely without further inquiry on such instructions given by Broker on behalf of Customers or otherwise in connection with this Agreement.

(h) Broker agrees not to, and shall instruct Approved Brokers not to, offer the Accounts to Customers in any State or jurisdiction in which the Depository Institution has instructed it in writing from time-to-time not to offer Accounts.

(i) Broker agrees to comply with federal and state securities laws and regulations applicable to performance hereunder as broker of Accounts, and will not take any action or offer the Accounts to any person or in any jurisdiction that would require the registration of the Accounts under the Securities Act of 1933 or the securities laws of the jurisdiction.

(j) Broker is a member firm of the NASD and of the New York Stock Exchange, and is registered or licensed as a securities broker-dealer with the U.S. Securities and Exchange Commission, the securities regulators of the states of California and Virginia and each other state in which it is required to be so registered by the nature of its business.

(k) Broker will only make NOW Accounts available to Customers that are in the categories listed in Exhibit A as modified from time-to-time by Depository Institution.

10. Representations and Warranties and Covenants of the Depository Institution. The Depository Institution represents and warrants to Broker as follows:

(a) The Depository Institution is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States.

(b) The Depository Institution has full corporate power to execute, deliver and perform this Agreement and to issue and perform its obligations under the Accounts. The execution, delivery and performance of this Agreement and the issuance of the Accounts and the performance by the Depository Institution of its obligations in respect hereof has been duly authorized by the Depository Institution.

(c) This Agreement constitutes a legal, valid and binding obligation of the Depository Institution enforceable against the Depository Institution in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, receivership, conservatorship, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(d) Each Account issued as contemplated hereby will constitute a legal, valid and binding obligation of the Depository Institution, enforceable against the Depository Institution in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, receivership, conservatorship, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(e) The deposit accounts of the Depository Institution are insured by the Federal Deposit Insurance Corporation to the full extent provided under the Federal Deposit Insurance Act and the Rules of the Federal Deposit Insurance Corporation (“FDIC”). The obligation of the Depository Institution in respect of each Account is entitled to the priority provided to “deposit liabilities” by Section 11(d)(11) of the Federal Deposit Insurance Act (12 U.S.C. § 1821(d)(11)).

(f) Each Account established as contemplated hereby will be eligible for deposit insurance of the FDIC subject to the maximum limits on such insurance afforded to a depositor and further subject to Broker complying with applicable record keeping requirements as set forth in this Agreement with respect to the Accounts.

(g) The Depository Institution is authorized under appropriate law and regulation to pay interest on each Account at the interest rate determined in accordance with Section 4 hereof.

(h) No applicable law or regulation of the Commonwealth of Virginia imposes any state or local income or franchise tax with respect to any Account established by a nonresident of such state.

(i) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the issuance and performance of its obligations under the Accounts will conflict with, or result in a breach of any of the terms, conditions or provisions of any federal banking law, regulation or rule of any federal governmental agency applicable to the Depository Institution or of any Virginia law concerning depository institutions, or Virginia rules or regulations governing the acceptance of deposits, or of the charter or bylaws of the Depository Institution or of any agreement to which the Depository Institution is now a party or by which it may be bound.

(j) Prior to offering any Accounts pursuant to this Agreement, the Depository Institution will have obtained or made any consent, approval or other authorization of or by, or filing or registration with, any court, administrative or regulatory agency or other federal or Virginia governmental authority that is required to be obtained by the Depository Institution in connection with the execution, delivery or performance by the Depository Institution of, or the consummation by the Depository Institution of, the transactions contemplated by this Agreement including, without limitation, the issuance, offer and establishment of the Accounts.

(k) On any date on which an Account deposit is made, the Depository Institutions will furnish a representation in accordance with 12 C.F.R. § 330.14(h)(2), on the Notice of Net W/D with respect to such deposit (i) as to the Depository Institution’s capital category as of such date and (ii) that any deposits made by employee benefit plans would be eligible for “pass-through” deposit insurance as of such date subject to the maximum benefits allowed under FDIC insurance and further subject to Broker, the employee benefit plan, and any intermediate nominee, custodian or other fiduciary complying with applicable recordkeeping requirements as set forth in this Agreement with respect to Accounts.

(l) On any date on which (i) Broker informs the Depository Institution that Broker has received a request from an employee benefit plan depositor, the Depository Institution will furnish the notice required under 12 C.F.R. § 330.14(h)(l) and (ii) any deposit made by an employee benefit plan would no longer be eligible for “pass-through” deposit insurance, the Depository Institution will furnish a notice to that effect to Broker pursuant to 12 C.F.R. § 330.14(h)(3).

11. Indemnification. (a) The Depository Institution agrees to indemnify and hold harmless Broker and any Approved Broker for and against (i) any and all liability and costs to Customers who have established Accounts caused by the fault or negligence of the Depository Institution, its employees or authorized representatives, arising out of the performance or non-performance of the covenants and obligations of the Depository Institution under this Agreement, and (ii) any and all loss, cost, damage or expense (including court costs and reasonable attorneys’ fees and disbursements) to Broker, or any Approved Broker resulting from the breach by the Depository Institution of any of its representations, covenants, obligations or warranties contained in this Agreement.

(b) Broker agrees to indemnify and hold harmless the Depository Institution for and against (i) any and all liability and costs to Customers who have established Accounts caused by the fault or negligence of Broker, its employees or authorized representatives or Approved Brokers, arising out of the performance or nonperformance of the covenants and obligations of Broker under this Agreement, and (ii) any and all loss, costs, damage or expenses (including court costs and reasonable attorneys’ fees and disbursements) to the Depository Institution resulting from the breach by Broker of any of its representations, warranties, covenants or obligations contained in this Agreement and any and all loss, costs, damage or expenses (including court costs and attorneys’ fees and disbursements) to the Depository Institution resulting from the negligent acts or negligent omissions of any Approved Brokers related to Accounts.

In any case where a party shall seek indemnification under this Agreement (the “Indemnified Party”), for a third party claim, suit or proceeding (“Third Party Claim”), such indemnification shall be conditioned on such Indemnified Party’s compliance with the following procedures:

(i) the Indemnified Party will give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of each claim for indemnification under this Agreement, specifying the amount and nature of the claim (a “Notice”). Provided that such Notice is given (unless the failure to provide such Notice does not prejudice the interests of the Indemnifying Party), and the Indemnifying Party has not contested in writing the Indemnified Party’s right to indemnification as set forth below, the Indemnifying Party, at its own expense and using counsel of its own choosing, shall promptly defend, contest and otherwise protect against any such claim, suit or proceeding. If within a reasonable time period following the receipt of a Notice, the Indemnifying Party contests in writing the Indemnified Party’s right to indemnification with respect to the Third Party Claim described in the Notice, the Indemnified Party shall defend against and contest such Third Party Claim.

(ii) If the Indemnifying Party is defending against the Third party Claim, the Indemnified Party may, but will not be obligated to, participate in the defense of any such Third Party Claim, suit or proceeding, at its own expense and using counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense thereof unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party reasonably may request in connection with the Indemnifying Party’s defense and shall be entitled to recover from the Indemnifying Party the reasonable costs of providing such assistance. The Indemnifying Party shall inform the Indemnified Party on a regular basis of the status of such claim, suit or proceeding and the Indemnifying Party’s defense thereof.

(iii) In any Third Party Claim the defense of which is controlled by the Indemnifying Party, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, compromise or settle such claim, suit or proceeding if: (a) such compromise or settlement would impose an injunction or other equitable relief upon the Indemnified Party; or (b) such compromise or settlement does not include the third party’s release of the Indemnified Party from all liability relating to such claim, suit or proceeding for which the Indemnified Party is entitled to be indemnified.

(iv) If the Indemnifying Party fails to timely defend, contest or otherwise protect against any such claim, suit or proceeding, and fails to contest in writing the Indemnified Party’s right to indemnification, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable fees and disbursements of counsel and all amounts paid as a result of such claim, suit or proceeding and the compromise or settlement thereof.

(v) The obligation to indemnify a party’s officers, directors, employees and agents in accordance with this Section 11 may be enforced exclusively by such party and nothing herein shall be construed to grant such officers, directors, employees and agents any individual rights, remedies, obligations or liabilities with respect to the parties to this Agreement. The parties to this Agreement may amend or modify this Agreement in any respect without the consent of such officers, directors, employees and agents.

12. Litigation. (a) Broker will promptly advise the Depository Institution of any legal or administrative action of which Broker obtains knowledge by any state or federal court, agency or authority taken or threatened to be taken that would preclude, limit or otherwise restrict the offering of the Accounts as contemplated by the Agreement.

(b) The Depository Institution will promptly advise Broker of any legal or administrative action of which the Depository Institution obtains knowledge by any state or federal court, agency or authority, taken or threatened to be taken that would preclude or limit or otherwise restrict the offering of the Accounts as contemplated by this Agreement.

13. Duration of Agreement. (a) This Agreement shall expire on the date that is one year from the date of this Agreement; provided that unless the Depository Institution or Broker shall give the other written notice at least six (6) months prior to the initial expiration date or prior to any date to which the term of this Agreement shall have been extended, this Agreement shall continue to be extended one additional year.

(b) This Agreement may be terminated by either party at any other time by giving six (6) months prior written notice to the other party. Upon the Agreement’s termination, the Depository Institution shall follow the instructions of Broker, as agent for Customers, as to the disposition of the funds then on deposit in the Accounts.

(c) Notwithstanding any other provision of this Agreement, the Depository Institution may terminate this Agreement upon the issuance or effective date of any statute, regulation, administrative or regulatory action or judicial decision that, in the reasonable opinion of the Depository Institution, renders the operation of the program illegal.

(d) Notwithstanding any termination or expiration of this Agreement, the provisions of Sections 7, 8-13, and 18-27 hereof shall survive any such termination.

(e) Upon the expiration date of this Agreement, the Depository Institution shall follow the instructions of Broker, as agent for Customers, as to disposition of the funds then on deposit in the Accounts.

14. Expenses. Each party hereto shall pay any costs or expenses incurred by it in connection with the preparation, execution and performance of this Agreement, except as otherwise provided in Sections 11 and 12 hereof.

15. Nonexclusive Operation. The Depository Institution recognizes that Broker may enter into agreements similar to this Agreement with other depository institutions. The Depository Institution agrees that the selection of other depository institutions to participate in the offering of NOW accounts and MMDAs to Customers shall be in the sole determination of Broker. The effectiveness of this Agreement shall in no way be conditioned upon the participation with Broker by other designated or undesignated depository institutions in the offering of NOW accounts or MMDAs to

Customers. Broker recognizes that the Depository Institution may enter into agreements similar to this Agreement with other broker-dealers. Broker recognizes that the Depository Institution may offer NOW accounts, money market deposit accounts, and other deposit accounts to any persons without restriction, directly or through other broker-dealer firms.

16. Notice and Places of Payment. (a) All notices, requests, and demands given to or made upon the Depository Institution or Broker shall be made in writing by certified or registered mail, postage prepaid, or telex, and addressed as follows: If to the Depository Institution, to E*TRADE Bank, 671 North Glebe Road, Arlington, Virginia, 22203, Attention: Steve Gutterman, with a copy to John A. Buchman, General Counsel, and if to Broker, to E*TRADE Clearing LLC, 10877 White Rock Road, Rancho Cordova, CA 95670, Attention: Wade Cooperman, with a copy to Laura Singer, General Counsel, 671 North Glebe Road, Arlington, Virginia, 22203. Such notices, requests and demands may also be made to such other persons or place as either party shall advise the other party in writing in the manner aforesaid.

(b) All payments to be made to the Depository Institution or to Broker hereunder shall be made in immediately available funds.

17. Performance Through Subsidiaries or Affiliates. It is understood and agreed that the services required to be performed by Broker hereunder, may, at Broker’s option, be performed by a subsidiary or an affiliate of Broker; provided, however, that notwithstanding the provisions of this Section 17, Broker shall remain accountable to the Depository Institution for the services required to be performed by Broker hereunder.

18. Confidentiality and Privacy. (a) Neither the Depository Institution nor Broker will disclose the terms of this Agreement to any person except Approved Brokers, Customers and examiners of state, federal or securities self-regulatory organizations having jurisdiction over Depository Institution or Broker, or as otherwise required of the Depository Institution or Broker by applicable laws or regulations. Broker and the Depository Institution acknowledge that all information disclosed by the Depository Institution to Broker and all information disclosed by Broker to the Depository Institution in connection with this Agreement and designated by Broker or the Depository Institution, as the case may be, as confidential (“Confidential Information”) shall be treated as set forth in this Section 18 and that any information sharing between the Depository Institution and Broker shall comply with all applicable federal and state privacy laws, including, but not limited to, 17 C.F.R. Part 248 (2003) and 12 C.F.R. Part 573 (2003). Any Confidential Information received by Broker or the Depository Institution shall be used by Broker or the Depository Institution, as the case may be, solely for purposes of this Agreement and shall not be published, disseminated or disclosed in any manner to any person; provided, however, that Broker and the Depository Institution (i) may, subject to (b) hereof, disclose any Confidential Information pursuant to a request by any governmental or regulatory agency or securities self-regulatory organization having jurisdiction over Broker or the Depository Institution, as the case may be, pursuant to a request or order under applicable laws or regulations, or pursuant to subpoena or other legal process, or where otherwise required by law, and

(ii) shall have the right to disclose any Confidential Information to regulatory examiners, its affiliates, auditors, and counsel in connection with the transactions contemplated hereby. Except with respect to the Customer information herein defined as Confidential Information, (A) the foregoing obligation of confidentiality shall not relate to any such Confidential Information that was known to Broker or the Depository Institution, as the case may be, prior to the time it received such Confidential Information from the other pursuant to this Agreement, and (B) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that becomes a part of the public domain, or when identical or substantially similar information is received by Broker or the Depository Institution, as the case may be, without restriction as to its disclosure. Broker also acknowledges that the Depository Institution has a responsibility to its customers to keep Customers’ records confidential. Except as provided in Section 5 hereof, Broker shall treat as Confidential Information (1) the name, address and taxpayer identification number of any Customer, (2) the status, nature and existence of the deposit relationship established in accordance with the terms of this Agreement, (3) any other information concerning the Customers’ records of the Depository Institution designated by the Depository Institution as Confidential Information; and (4) any information covered by applicable federal or state privacy law, including, but not limited to, 17 C.F.R. Part 248 (2003) and 12 C.F.R. Part 573 (2003). The Depository Institution also acknowledges that Broker, as a broker-dealer, has a responsibility to Customers to keep Customers’ records confidential. The Depository Institution shall treat as Confidential Information any information concerning any Customer designated as such by Broker.

(b) In the event a subpoena or other legal process concerning Confidential Information disclosed by the Depository Institution to Broker or Broker to the Depository Institution is served upon Broker or the Depository Institution, as the case may be, Broker or the Depository Institution, as the case may be, agrees that it will notify the other immediately upon receipt of such subpoena or other legal process and will reasonably cooperate with the other in any lawful effort by the other to contest the legal validity of such subpoena or other legal process.

(c) Each party shall comply with applicable state and federal customer privacy laws in respect of the Sweep Deposit Accounts, and shall implement commercially reasonable policies and procedures designed to assure protection of confidential customer information in compliance with all applicable laws, regulations and best practices, including, but not limited to, 17 C.F.R. Part 248 (2003) and 12 C.F.R. Part 573 (2003).

19. Attorneys’ Fees. In the event of suit by either party to enforce this Agreement, the prevailing party shall be entitled to such attorneys’ fees and expenses as the court deems reasonable.

20. No Consequential Damages. Neither party shall be liable to the other for any special, indirect or consequential damages, including, but not limited to, lost profits, even if the parties have knowledge of the possibility of such damages.

21. Entire Agreement. This Agreement is the exclusive statement of the agreement between the parties with respect to its subject matter and as of its date supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter. The terms and provisions in this Agreement cannot be modified, supplemented or rescinded except by an instrument in writing signed by both parties. Neither party shall be bound by or liable to the other party for any representation, promise or inducement made by any agent or person in the other’s employ that is not embodied in this Agreement.

22. Severability. If any provision or condition of this Agreement is held invalid or unenforceable by any court or by any regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provisions or condition, and the validity of the remaining provisions and conditions hereof shall remain unaffected.

23. Binding Effect. This Agreement shall be binding upon all successors, assigns or transferees of either party, irrespective of any change with regard to the name of or the personnel of either party. No assignment of this Agreement shall be valid unless the non-assigning party consents to such an assignment in writing. Neither this Agreement nor any operation hereunder is intended to give rise to or be construed as a general or limited partnership, association or joint venture between Broker and the Depository Institution.

24. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same Agreement.

25. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without reference to principles of conflicts of laws and any legal suit, action or proceeding arising under this Agreement shall be instituted only in a court of proper jurisdiction located in the Commonwealth of Virginia.

26. Limited Effect. This Agreement shall govern only the services set forth herein and is in no way intended to affect any other arrangements, agreements or understandings that exist between the Depository Institution and Broker.

27. No Recourse to Broker. It is understood and agreed that Broker is not a guarantor of, and shall in no way be liable to perform, the obligations of the Depository Institution under the Accounts.

28. Allocation of Deposits. It is understood and agreed that Broker, as agent for Customers, shall be entitled to allocate to the Depository Institution the funds of such Customers as Broker shall in its sole discretion determine appropriate; provided, that the Depository Institution reserves the right to require seven (7) days prior notice before the amount of funds on deposit with the Depository Institution may be withdrawn in accordance with this Section 28.

IN WITNESS WHEREOF, the Depository Institution and Broker have executed this Agreement as of the day and year first above written.

	E*TRADE BANK		E*TRADE CLEARING LLC

By:	/s/ ARLEN W. GELBARD	By:	/s/ WADE J. COOPERMAN
	Arlen W. Gelbard		Wade J. Cooperman
	President		President

Exhibit A

to

Brokerage and

Servicing Agreement

List of Eligible Account Types

In general, only individuals (including IRA-type accounts) will be permitted to have the Sweep Deposit Account as the Sweep Deposit Account is not available to partnerships and corporations under banking regulations. The following account types will not be eligible:

Sweep Account Restricted Type List

OL Rep Code	Account Type Description
BSG Retail	Corporation
BSG Retail	Estate
BSG Retail	Partnership
Non-BSG Retail	Bank or Trust Company
Non-BSG Retail	Broker Dealer
Non-BSG Retail	Corporation
Non-BSG Retail	Estate
Non-BSG Retail	Foreign Corporation
Non-BSG Retail	Foreign Individual
Non-BSG Retail	Investment Club
Non-BSG Retail	Numbered Accounts
Non-BSG Retail	Partnership
Non-BSG Retail	Pension, Profit Sharing, Retirement Fund, Trusts
Non-BSG Retail	Religious, Fraternal, Charitable, Trust

Note: If an investment club is able to demonstrate that neither the investment club nor any of its members is a partnership or a corporation, such investment club will be permitted to open the Sweep Deposit Account as its sweep option.

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